Exhibit 21.1

SUBSIDIARIES OF TUBEMOGUL, INC.

As of December 31, 2015

Name of Subsidiary	Jurisdiction of Organization
TubeMogul Australia Pty Ltd	Australia
TubeMogul Canada, Inc.	Canada
TubeMogul Japan Inc.	Japan
TubeMogul Singapore Pte. Ltd.	Singapore
TubeMogul Information Technology (Shanghai) Co., Ltd.	China
TubeMogul UK Limited	United Kingdom
Illumenix, Inc.	Delaware
TubeMogul Ukraine LLC	Ukraine
TubeMogul France SAS	France
TubeMogul Latin America Holdings LLC	Delaware
TubeMogul do Brasil Tecnologia e Propaganda Ltda.	Brazil